UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 31, 2011
(Date of earliest event reported)

CONSOLIDATED WATER CO. LTD.
(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	98-0619652
(State or Other Jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)

Regatta Office Park
Windward Three, 4th Floor
West Bay Road, P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands
(Address of Principal Executive Offices)

(345) 945-4277
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

On January 31, 2011, Consolidated Water Co. Ltd. (the “Company”) entered into a binding letter agreement with one of its customers, the Water and Sewerage Corporation (“WSC”) of the Bahamas, to increase the daily production capacity of the Company’s Blue Hill plant in Nassau, Bahamas, by approximately 67% to 12 million U.S. gallons (USgpd), compared with the plant’s current capacity of 7.2 million USgpd.  In addition to agreeing to the expansion of the plant’s production capacity, the Company and WSC have agreed to extend the term of the initial 20-year water supply agreement by approximately 5 years.  The Company has agreed to commission the plant expansion by no later than September 24, 2011 and will finance the design and construction of the plant expansion.

Effective July 26, 2006, the Company, its 90.9%-owned subsidiary, Consolidated Water (Bahamas) Limited (formerly Waterfields Limited) (“CW-Bahamas”), and WSC entered into the initial 20-year water supply agreement dated May 20, 2005.  The plant is powered by a combination of diesel engine-driven high-pressure pumps, an electrical power purchased from the Bahamas Electricity Corporation to power all of their loads in the plant.  The plant is contained within a 16,000 square foot concrete and steel building that also contains a warehouse, a workshop and offices.  The Company intends to expand the size of the plant by approximately 9,500 square feet.  The plant is located on land owned by the WSC.  Pursuant to the water supply agreement, the Company has been granted a license to use the land throughout the term of the agreement, as extended.

Pursuant to the terms of the agreement, as amended, until the expansion is completed, the Company is required to provide WSC with at least 33.6 million US gallon per week of potable water from the Blue Hill plant after which it will be required to provide 63 million US gallons per week of potable water, and WSC has contracted to purchase at least those amounts from the Company on a take-or-pay basis.  At the expiration of the water supply agreement, as amended, the WSC has the option to:  (a) extend the term for an additional 5 years at a rate to be negotiated; (b) exercise a right of first refusal to purchase any materials, equipment and facilities that CW-Bahamas intends to remove from the site, and negotiate a purchase price with CW-Bahamas; or (c) require CW-Bahamas to remove all materials, equipment and facilities from the site.

The foregoing description of the water supply agreement, as amended, does not purport to be complete and is qualified in its entirety by reference to the documents (the “Documents”) attached hereto as Exhibits, which are incorporated herein by reference.

The Documents are provided to give investors information regarding the Documents’ respective terms.  They are not provided to give investors factual information about the Company or any other parties thereto.  In addition, the representations, warranties and covenants contained in the Documents were made only for purposes of those Documents and as of specific dates, were solely for the benefit of the parties to those Documents, and may be subject to limitations agreed by the contracting parties, including being qualified by the disclosures exchanged between the parties in connection with the execution of the Documents.  The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Documents instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors are not third-party beneficiaries under these Documents and should not view the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company.

Item 9.01        Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.	Description

10.1
Form of Agreement for Desalinated Water Supply dated May 2005 among Water and Sewerage Corporation, Consolidated Water Co. Ltd. and Consolidated Water (Bahamas) Limited (formerly Waterfields Company Limited).*

10.2	Letter of Acceptance dated January 25, 2011 (effective January 31, 2011) between Water and Sewerage Corporation and Consolidated Water Co. Ltd.*

10.3	Proposal letter dated December 8, 2010 addressed to the Water and Sewerage Corporation.*

99.1	Press release issued by Consolidated Water Co. Ltd. on January 31, 2011.

*	Portions of these Exhibits have been omitted pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.

	By:	/s/ Frederick W. McTaggart
	Name:	Frederick W. McTaggart
	Title:	President & CEO

Date: February 4, 2011